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                          [National City Letterhead]

FOR MORE INFORMATION CONTACT:

                         Dan Shingler
                         Media Relations Officer
                         National City Communications
                         (216) 575-2441

                         FOR IMMEDIATE RELEASE

           NATIONAL CITY STOCKHOLDERS APPROVE INTEGRA ACQUISITION;
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           CHAIRMAN ANNOUNCES EXECUTIVE STOCK OWNERSHIP GUIDELINES
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        INDIANAPOLIS,IN -- April 22, 1996 -- National City Corporation
(NYSE:NCC) stockholders at their annual meeting today in Indianapolis, approved the proposed acquisition of Integra Financial Corporation (NYSE:ITG), a $14 billion bank holding company based in Pittsburgh, Pennsylvania.

        A special meeting of Integra shareholders will be held April 24, 1996, at which time Integra shareholders will vote on a proposal to approve the acquision. According to the terms of the transaction, Integra shareholders will receive two shares of National City common stock for each share of Integra common stock in a tax-free exchange.

        Upon completion of the acquisition, which is expected in May 1996, National City will be a $50 billion financial services company with signficant market share in nine of the top 100 metropolitan statistical areas in the country. The newly combined company will operate approximately 900 branch offices in Ohio, Kentucky, Indiana and western Pennsylvania, penetrating more than one-third of the households in its market.

        Chairman and CEO David A. Daberko discussed the anticipated success of the acquisition, attributing much of the progress to the speed of the systems integration and the combined National City and Integra conversion team. "We will complete the systems integration at Integra in May, our fastest conversion yet and one of the fastest in the industry."

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     He noted that Integra's first quarter earnings were up 28 percent from a year ago, underscoring National City's and Integra's commitment to superior customer service and expense control during the merger process.

     Further, Mr. Daberko elaborated on the tremendous opportunities for National City to expand its presence in western Pennsylvania, particularly in the commercial banking arena.

     Mr. Daberko commented on the stock ownership guidelines recently established for key executives of the Corporation. According to Mr. Daberko, equity ownership is a vital component of National City's total compensation strategy, which is based on corporate performance and stockholder interests. "As owners, we share both a pride in our past and a common stake in the Corporation's future," he said.

     The guidelines require National City's senior executives to own company stock equal to 1.5 to 5.5 times the midpoint of their salary range. The executives have three years in which to meet the stock ownership guidelines.

     During his remarks, Mr. Daberko described National City's "sense of urgency" surrounding key business initiatives, driven primarily by the intense competitive environment and the changing demographics of its customers. He told stockholders ". . . we must have all of our businesses running on all cylinders if we are going to live up to our mission and provide consistently high returns on your investment."

     Indicative of National City's potential to meet stockholders' expectations, Mr. Daberko reinforced the Corporation's impressive dividend record-payments that were raised twice during 1995 and again in the first quarter of 1996. Mr. Daberko stated he expects this trend to continue.


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     According to Mr. Daberko, National City is operating from a position of strength. "By the year 2000, your management team and I want National City to be recognized as the premier financial institution in the Midwest," he said. He lauded corporate and retail banking as the Corporation's "flagship businesses" and expressed confidence in the newly formed Private Client Group, a combination of National City's personal trust and private banking areas. The Group opened for business on April 1, targeting high-net-worth individuals in all of its markets.

     Among other business at the Annual Meeting today, stockholders of National City Corporation elected 15 directors, approved an amendment to a stock option plan and approved the selection of Ernst & Young as independent auditors.


PROFILE OF NATIONAL CITY CORPORATION
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     National City Corporation is a $35 billion diversified financial services company based in Cleveland, Ohio. National City operates banks and other financial service subsidiaries principally in Ohio, Kentucky and Indiana.

PROFILE OF INTEGRA FINANCIAL CORPORATION
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     Integra Financial Corporation is a $14 billion bank holding company based in Pittsburgh, Pennsylvania. Integra operates banks and other financial services subsidiaries principally in western Pennsylvania.

NOTE TO EDITORS: Background information regarding executive stock ownership and National City's newly adopted guidelines is available by calling 1(800)753-0352 Ext. 717.


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